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                                                Filed pursuant to Rule 424(b)(2)
                                                Registration No. 333-83239

PRICING SUPPLEMENT DATED OCTOBER 11, 2000

TO PROSPECTUS SUPPLEMENT DATED SEPTEMBER 18, 2000

     - Date of notice of take down: October 10, 2000.

     - Number of shares to be sold in this tranche: 340,000.

     - Gross proceeds received by us from prior sales hereunder: $30,686,917.

     - Assuming these shares are sold to Bear Stearns at $7.2813 per share, the remaining dollar amount under this prospectus supplement is: $71,837,443.

     - Our common stock closed at a price of $7.2813 per share on October 10, 2000.